UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 2, 2006
OPLINK COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-31581	77-0411346
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

46335 Landing Parkway
Fremont, California 94538
(Address of principal executive offices) (Zip code)
(510) 933-7200
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
  Chief Executive Officer Compensation
     On June 2, 2006, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Oplink Communications, Inc., a Delaware corporation (the “Company”), approved the grant to Joe Liu, the Company’s President and Chief Executive Officer, of an option to purchase 700,000 shares of the Company’s common stock, at a purchase price of $20.25, which is equal to the closing price of the Company’s common stock on the Nasdaq Stock Market on June 2, 2006. The stock option will vest as to twenty-five percent (25%) on June 2, 2007, with the remainder vesting in equal monthly installments over three years, subject to Mr. Liu’s continued service, such that the stock option would be fully vested in June 2010. The Committee determined not to adjust Mr. Liu’s cash compensation, which remains at $150,000 per year.
     The Committee’s determination of Mr. Liu’s compensation was made based on a variety of factors, including: (i) input from a third-party consultant regarding market trends and compensation practices at peer companies; (ii) a desire to weight equity incentive compensation more heavily than cash compensation, to provide adequate performance incentives for Mr. Liu and to align Mr. Liu’s interests more closely with those of the Company and its stockholders; and (iii) the recognition that Mr. Liu’s previous equity incentive award, granted in October 2002, would become fully vested during 2006. The Committee indicated that the new option grant is intended to address Mr. Liu’s equity compensation for the next four years (the period of vesting under the option), and that it does not expect, barring a change in circumstances, to grant additional equity incentive awards to Mr. Liu during such period.
  Director Compensation
     On June 2, 2006, the Committee recommended to the Board, and the Board approved, the fiscal 2007 annual cash compensation for the Company’s non-employee directors. The Committee’s recommendation and the Board’s approval was based on a variety of factors, including the report and recommendation of a third-party consultant and the changing level of responsibilities of the Company’s non-employee directors.
     The changes in cash compensation, effective as of July 3, 2006, the first day of the Company’s 2007 fiscal year, are as follows:

Annual Compensation (paid quarterly)	Effective 7/3/06	Prior to Change
Director Retainer	$25,000	$20,000
Fee for Chairman of Board	$5,000	—
Audit Committee Chair Fee	$10,000	—
Audit Committee Member Fee	$5,000	—
Compensation Committee Chair Fee	$5,000	—
Nominating and Governance Committee Chair Fee	$5,000	—
     No changes were made to the equity compensation of the Company’s directors. Under the Company’s 2000 Equity Incentive Plan, non-employee directors receive automatic annual stock option grants of 10,285 shares at each annual stockholders meeting. The exercise price for such stock options is equal to the fair market value of the Company’s common stock on the date of grant, and the options vest monthly over three years, subject to the director’s continuing service.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPLINK COMMUNICATIONS, INC.
Date: June 2, 2006	By:	/s/ Bruce D. Horn
		Name:	Bruce D. Horn
		Title:	Chief Financial Officer